Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description summarizes certain terms of the capital stock of Independence Realty Trust, Inc. This description does not purport to be complete and is qualified in its entirety by reference to our Articles of Restatement, as amended (our “charter”) and our Amended and Restated Bylaws, as amended (our “bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit is a part. We encourage you to read our charter, bylaws and the applicable provisions of Maryland law for additional information. Unless the context requires otherwise, all references to “we”, “us,” “our” and “IRT” in this Exhibit refer solely to Independence Realty Trust, Inc. and not to our subsidiaries.

General

We are authorized to issue 350,000,000 shares of stock, consisting of 300,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, subject to any preferential rights of any class or series of preferential stock, to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series.

Our charter provides that none of our stockholders will be personally liable, by reason of status as a stockholder, for any of our debts, claims or other obligations.

Common Stock

Holders of our common stock:

•	are entitled to receive distributions as authorized by our board of directors and declared by us out of legally available funds;
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in the event of our voluntary or involuntary liquidation or dissolution, are entitled to share ratably in our distributable assets after satisfaction of our debts and liabilities and any preferential rights of any outstanding shares of preferred stock; and

•

do not have preference, conversion, exchange, sinking fund, redemption rights or preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise appraisal rights.

The transfer agent for our shares of common stock is American Stock Transfer & Trust Company. Shares of our common stock are held in uncertificated form.

Stockholder Voting

Each share of common stock generally entitles the holder to one vote per share on all matters upon which stockholders are entitled to vote and, except as provided with respect to any class or series of preferred stock that we may issue, the holders of common stock will possess exclusive voting power on all matters as to which stockholders have voting rights. There is no cumulative voting in the election of directors. Our bylaws provide that a plurality of the votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to elect a director and that a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present is sufficient to approve any other matter which may properly come before the meeting, unless a higher vote is required under our charter or applicable statute. Our board of directors has the power to adopt, amend, alter or repeal any provision of our bylaws and to make new bylaws. In addition, stockholders have the power to adopt, amend, alter or repeal any provision of our bylaws and to make new bylaws, by the affirmative vote of a majority of all the votes entitled to be cast on the matter at a meeting of stockholders duly called and at which a quorum is present.

Under Maryland law and our charter, generally we may not, without the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter:

•

amend our charter, except to increase or decrease the number of authorized shares of stock of any class or series or the aggregate number of authorized shares of stock, change our name, change the name or other designation or the par value of any class or series of stock, change the aggregate par value of our stock or effect certain reverse stock splits;

•	sell all or substantially all of our assets other than in the ordinary course of our business;
•	cause a merger or consolidation of our company;
•	effect a statutory share exchange; or
•	dissolve our company.

Each stockholder entitled to vote on a matter may do so at a meeting in person or by proxy directing the manner in which he or she desires that his or her vote be cast or without a meeting by a consent in writing or by electronic transmission. Any proxy must be received by us prior to the date on which the vote is taken. Pursuant to the Maryland General Corporation Law, or MGCL, and our charter and bylaws, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) by the unanimous consent in writing or by electronic transmission of each stockholder entitled to vote on the matter or (b) if the action is advised and submitted for stockholder approval by our board of directors, by a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting. Our bylaws require us to provide notice of any action taken by less than unanimous written consent to each stockholder not later than 10 days after the effective time of such action.

Preferred Stock

Our charter authorizes our board of directors, without further stockholder action, to provide for the issuance of shares of preferred stock, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series, as our board of directors shall approve. We currently have no shares of preferred stock outstanding.

Any shares of preferred stock issued will be issued as one or more new series of shares of preferred stock, the rights, preferences, privileges and restrictions of which will be fixed by articles supplementary relating to each series, specifying the terms of the shares of preferred stock, including:

•	the maximum number of shares in the series and the designation of the series;
•	the terms on which dividends, if any, will be paid;
•	the terms on which the shares may be redeemed, if at all;
•	the liquidation preference, if any;
•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;
•	the terms and conditions, if any, on which the shares of the series will be convertible into, or exchangeable for, shares of any other class or classes of stock;
•	the voting rights, if any, of the shares of the series; and
•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares of the series.

Our board of directors may authorize the issuance of series of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of common stockholders. The issuance of shares of preferred stock, which may provide flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging, delaying or preventing a takeover or change in control, and may cause the market price of shares of common stock to decline or impair the voting and other rights of the holders of shares of common stock.

Restrictions on Ownership and Transfer

In order to maintain our qualification as a real estate investment trust (“REIT”), we must meet several requirements concerning the ownership of our outstanding capital stock.

Specifically, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include specified private foundations, employee benefit plans and trusts, and charitable trusts, during the last half of a taxable year. Moreover, 100 or more persons must own our outstanding shares of capital stock during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Because our board of directors believes it is essential for our company to continue to qualify as a REIT and for other corporate purposes, our charter, subject to the exceptions described below, provides that no person may beneficially or constructively own, more than 9.8% in value of the aggregate of our outstanding shares of stock and 9.8% (in value or in number of shares, whichever is more restrictive) of any class or series of the outstanding shares of our capital stock, including our common stock.

Our charter provides for certain circumstances where our board of directors, in its sole discretion, may except a holder of our shares (prospectively or retroactively) from the 9.8% ownership limitation and impose other limitations and restrictions on ownership. Our board of directors has granted such an exception for RAIT Financial Trust. Additionally, our charter prohibits, subject to the exceptions described below, any transfer of capital stock that would:

•	result in our capital stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our company being “closely held” under U.S. federal income tax laws (regardless of whether the ownership interest is held during the last half of a taxable year);
•	cause our company to own, actually or constructively, 9.8% or more of the ownership interests in a tenant of our real property; or
•	cause us to fail to qualify, under U.S. federal income tax laws or otherwise, as a REIT.

Any attempted transfer of our stock which, if effective, would result in our stock being beneficially owned by fewer than 100 persons, will be null and void, with the intended transferee acquiring no rights in such shares of stock, and any other prohibited transfer of shares of our stock described above will result in the number of shares that would cause such person to violate the above restrictions (rounded up to the nearest whole share) to be designated as shares-in-trust and transferred automatically to a trust effective at the close of business on the Business Day (as defined in our charter) before the purported transfer of such shares. The record holder of the shares that are designated as shares-in-trust, or the prohibited owner, will be required to immediately submit such number of shares of capital stock to our company for registration in the name of the trust. We will designate the trustee, but it will not be affiliated with our company or any prohibited owner. The beneficiary of the trust will be one or more nonprofit organizations that are named by our company and whose beneficial ownership does not violate any of the ownership restrictions set forth above. If the transfer to the trust would not be effective for any reason to prevent a violation of the limitations on ownership and transfer, then the transfer of that number of shares that otherwise would cause the violation will be null and void, with the intended transferee acquiring no rights in such shares.

Shares-in-trust will remain shares of issued and outstanding capital stock and will be entitled to the same rights and privileges as all other stock of the same class or series. The trust will receive all dividends and other distributions on the shares-in-trust and will hold such dividends or other distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the prohibited owner prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares held by the trust to a person, designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the beneficiary as follows:

The prohibited owner will receive from the trust the lesser of:

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the price per share such prohibited owner paid for the shares of capital stock that were designated as shares-in-trust or, if the prohibited owner did not give value for the shares (such as in the case of a devise or gift), the market price per share on the date of the event causing the shares to be held as shares-in-trust; or

•	the price per share received by the trust from the sale of such shares-in-trust.

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. The trust will immediately distribute to the beneficiary any amounts received by the trust in excess of the amounts to be paid to the prohibited owner. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for the shares that exceeds the amount such prohibited owner was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, the shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in the transfer to the trust or, in the case of a gift or devise, the market price per share on the date of the gift or devise; or
•	the market price per share on the date that our company, or our designee, accepts such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions which have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the beneficiary. We will have the right to accept such offer until the trustee has sold such shares-in-trust. Upon a sale to the company, the interest of the beneficiary in the shares sold will terminate and the trustee shall distribute the net proceeds to the prohibited owner.

“Market price” on any date means, with respect to any class or series of outstanding shares, the closing price for such shares on such date. The “closing price” on any date refers to the last sale price, regular way, as reported by the primary securities exchange or market on which our stock is then listed or quoted for trading. If our shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market. If our stock is not so listed or quoted on any national securities exchange, available on an over-the-counter market, or otherwise, at the time of determination of the market price, our board of directors will determine the market price in good faith.

Any person who (a) acquires or attempts or intends to acquire shares in violation of the foregoing restrictions on ownership and transfer of our stock, transfers or receives shares subject to such limitations, or would have owned shares that resulted in a transfer to a beneficial trust, or (b) proposes or attempts any of the transactions in clause (a), is required to give us immediate written notice or, in the case of a proposed or attempted transaction, at least 15 days’ written notice prior to such transaction. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT.

If you own, directly or indirectly, more than 5%, or such lower percentages as required under U.S. federal income tax laws or the regulations promulgated thereunder, of our outstanding shares of stock, then you must, within 30 days of the end of each taxable year, provide to us a written statement or affidavit stating your name and address, the number of shares of capital stock owned directly or indirectly, and a description of how such shares are held. In addition, each direct or indirect stockholder must provide us such additional information as we may request in order to determine the effect, if any, of such ownership on our status as a REIT and to ensure compliance with the ownership limit.

The ownership limit generally will not apply to the acquisition of shares of capital stock by an underwriter that participates in a public offering or private placement of such shares. In addition, our board of directors, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon such other conditions as our charter or board of directors may direct, may exempt a person (prospectively or retroactively) from the ownership limit or establish or increase an excepted holder limit for such person. Subject to certain conditions, our board of directors may also increase the ownership limit for one or more persons and decrease the ownership limit for all other persons.

The restrictions on ownership and transfer described above will continue to apply until our board of directors determines that it is no longer in the best interests of our company to attempt to qualify, or to continue to qualify, as a REIT or that compliance is no longer required for REIT qualification.

Our charter provides that the ownership and transfer restrictions described above shall not preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation system over which shares may be traded from time to time. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision in the charter providing for ownership limits or restrictions and any transferee in such a transaction shall be subject to all of such other provisions.

The ownership limits and restrictions in our charter could discourage, delay or prevent a takeover, change of control or other transaction in which holders of some or a majority of our outstanding common stock might have received a premium for their shares over the then-prevailing market price of such shares.